Exhibit 99.1

Delivered by: Joe Epperson, MaxPoint CEO
Delivery date/time: 7:45AM EST
Subject: An Important Announcement

Hi all,

I am excited to announce that we have signed a definitive agreement for the acquisition of MaxPoint by Valassis, a leader in intelligent media delivery, through its parent company Harland Clarke Holdings. Together, with Valassis and its Valassis Digital division, we will have a broad and capable presence in the marketplace delivering data infused ads across multiple channels.

By joining forces with Valassis, MaxPoint will have the scope, breadth and capabilities to compete more effectively while serving a wider range of client verticals more efficiently with a broad array of products and services. The combination of our companies will bring together best of breed solutions across all areas of the business with the opportunity to cross-sell products including additional media channels like digital coupons, email and mobile marketing, along with print solutions that will help our clients reach their customers. We are all tremendously excited about the positive impact this will have on our business.

The combination of MaxPoint and Valassis will create a truly unique marketing technology and services company. The combined resources of our two companies will enable us to derive rich consumer intelligence, while providing a new and unparalleled ability to make that intelligence measurable and actionable. We firmly believe the future of marketing is centered on measureable omni-channel activation and rich personalization. Together we are positioned perfectly to drive the industry into the future.

We understand you may have questions and look forward to welcoming several members of the Valassis team for a town hall later today. Please look for an invitation and plan to attend.

With today’s announcement, steps are underway to complete the transaction. It is expected that the transaction will close in the fourth quarter of 2017. Until then, the companies remain separate, and it is business as usual. It’s important for us to continue focus on the day-to-day initiatives and efforts that will deliver against our 2017 goals, deliver exceptional work for our clients and contribute to the success of our business. As a reminder, it is important that we speak with one voice and you should not talk with any media. Should you receive any inquiries from the media or other third parties, please refer them to Michelle Engle (Michelle.Engle@maxpoint.com).

This is an exciting time and another leap forward for us. You should take pride in the hard work and dedication that has brought us to this point. Thank you very much.

Joe, Gretchen, and Kurt

Notice to Investors
This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of MaxPoint common stock referred to in this document has not yet commenced. At the time the planned offer is commenced Purchaser will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and MaxPoint will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Those materials will be made available to MaxPoint security holders for free. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.

Forward-Looking Statements
Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Harland Clark, Valassis and MaxPoint operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer conditions and conditions to the merger agreement and consummate the transaction and the timing thereof; the availability of financing on attractive terms or at all; the ability to realize anticipated growth; MaxPoint’s performance and maintenance of employee, customer and other important business relationships; and the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in MaxPoint’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The forward-looking statements made herein speak only as of the date hereof and none of Harland Clarke, Valassis or MaxPoint, or any of their respective affiliates, assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.